Exhibit 10.17

APARTMENT MANAGEMENT AGREEMENT

THIS APARTMENT MANAGEMENT AGREEMENT is made this the 27 day of March, 2012, by and between VILLAS PARTNERS, LLC a Delaware limited liability company (“Owner”), and BROOKSIDE PROPERTIES, INC., a Tennessee corporation ("Manager"), to be effective the 27 day of March, 2012 (herein called the “Effective Date”) and in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

EXCLUSIVE AGENCY

1.1           Engagement: Owner hereby employs Manager exclusively to operate and manage the Property known as: The Villas at Oak Crest Apartments (the “Property”) located at 7255 Lee Highway, Chattanooga, TN 37421 in accordance with the terms of this Agreement. Nothing herein is intended to prohibit the employment of Bluerock Property Management, LLC or its affiliates to provide ancillary asset management and monitoring services pursuant to a separate agreement. During the term of this Agreement, Owner shall not authorize any other person, firm, or corporation to negotiate or act as leasing or rental agent with respect to the Property. Owner agrees to promptly forward all lease inquiries to Manager.

1.2           Term: The term of this Agreement shall commence with the Effective Date and end on the last calendar day of January, 2013 and thereafter renew, on a year-to-year basis, until either party hereto delivers written notice of termination hereof to the other party at least thirty (30) days prior to the therein stated effective date of termination hereof.

ARTICLE II

MANAGER’S DUTIES

Management Responsibilities: Manager hereby accepts the following responsibilities, authorities and duties relative to the Property, and agrees:

2.1           Leasing of Property: To use due diligence and commercially reasonable, diligent efforts in the management of the Property for the period of the term, upon the terms and provisions herein provided, and to furnish the services of its organization for the residential leasing, operating and managing of the Property.

2.2           Books and Records: To maintain books and records of all receipts and disbursements incurred in the operation and management of the Property and to render monthly statements of receipts, expenses and charges. In the event anticipated disbursements shall in any given month be in excess of the anticipated revenues, Owner agrees to advance such funds as are required by Manager to meet the obligations of the Property, including Manager's fees. Under no circumstances shall Manager be required or expected to advance funds on behalf of Owner. All books of account and business records pertinent to the operations and management of the Property shall be open to inspection by Owner or Owner’s representatives at all reasonable times for any purpose, including audit or duplication. All books and records relative to the Property shall be and remain the books and records of the Manager during the term of this Agreement, subject to Manager's right to duplicate and retain same until all sums due Manager are paid in full.

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2.3           Bank Accounts: To establish and maintain in a bank, the deposits of which are insured by the Federal Deposit Insurance Corporation, a separate account for the deposit of all revenues of the Property; to deposit all receipts collected for Owner in said account, less any sums properly deducted or otherwise provided for herein. It is agreed that Manager shall have authority, singly and without the joinder of Owner, to draw on said account for any payment(s) that Manager is required to make to discharge any duties or responsibilities of Manager under this Agreement or pay any liabilities or obligations incurred pursuant to this Agreement, and expressly for the payment of the fees due Manager hereunder and Bluerock Property Management, LLC or its affiliates under any separate asset management or monitoring agreement. All payments shall be strictly subject to the terms, conditions and limitations of this Agreement. However, Manager shall not be held liable in the event of bankruptcy or failure of a depository, or for any other matter relating to such operating account except for losses arising directly as a result of the negligence or willful misconduct of Manager.

2.4           Independent Contractor: Manager is, and shall be deemed to be, an independent contractor. Nothing contained in this Agreement shall be regarded as creating any relationship, employer-employee, joint venturer, partner, shareholder, or the like, between the parties other than the independent contractor relationship, as set forth in this Agreement. Owner acknowledges that Manager may have ownership or other interests in businesses in the market area of the Property, which may include the management and leasing of similar real property. Owner agrees not to assert a claim against Manager by virtue thereof.

2.5           Monthly Reports.

(a)           Manager shall furnish to Owner, within fifteen (15) days after the end of each month, monthly reports for the Property, which reports shall be prepared showing monthly and year to date activity and which shall be furnished (without notice or demand by Owner) as specified in Exhibit A. All monthly reports shall be prepared on the basis of the last calendar date of each month, as contrasted with any earlier cutoff date in a month.

(b)           Manager shall provide Owner with a weekly status report for the Property with a format to be specified by Owner utilizing Manager's existing software and chart of accounts. Manager to provide monthly marketing reports on locally competitive properties.

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2.6          Annual Reports and Budgets.

(a)          Manager shall cooperate in good faith with Owner and/or Owner's Auditor in the preparation of (i) a year-end statement of continuing operation of the Property, including a balance sheet and related statements of income and cash flows, which shall be furnished not later than thirty (30) days after the end of each Fiscal Year and (ii) the other annual reports as specified in Exhibit A hereto or in the Limited Liability Company Agreement for Oak Crest Villas JV, LLC. All annual reports shall be prepared on the basis of the last day of the calendar year, rather than on an earlier cutoff date.

(b)          All such annual reports shall be prepared on a GAAP Basis, and, at Owner’s option and expense, may be audited by a national firm of independent certified public accountants selected by Owner (the “Auditor”). Owner shall be responsible for arranging for such audit, and Manager shall cooperate in good faith with Owner and/or Owner’s Auditor in the preparation of Owner’s financial statements, including any audited financial statements required by Owner. A draft of any such report for each Fiscal Year shall, at the request of Owner, be submitted to Owner for approval by Owner before finalization of the same.

(c)          Not later than thirty (30) days from the date hereof and not later than sixty (60) days prior to the beginning of each Fiscal Year, Manager shall submit to Owner for its approval a proposed annual budget (the “Budget”) for the Property for the ensuing Fiscal Year setting forth on a monthly basis Manager’s good faith estimates of Gross Revenues, Operating Expenses, and Interest Expense for the Property for such year and the recommended Capital Expenditures and extraordinary expenses for such year described in reasonable detail.

ARTICLE III

INTENTIONALLY OMITTED.

ARTICLE IV

MANAGER'S AUTHORITY

Owner hereby grants to Manager the following authority and powers and further agrees to assume the expenses in connection therewith, to-wit:

4.1           Leasing: To advertise the availability of the Property or any part thereof for lease; to display “for lease” signs on the Property; to organize, manage, supervise and conduct all leasing operations; in the ordinary course of business, to sign, renew, extend and/or cancel leases; to set standards for the screening and qualifying of all potential tenants, all in strict accordance with (a) ordinances, laws and regulations in effect at the time and from time to time and (b) the marketing and leasing plans and programs authorized by Owner. Notwithstanding anything contained in this Agreement to the contrary, any lease executed for the Owner by Manager shall not exceed twelve (12) months, unless extended terms are required to stagger leases. Under no circumstances will the term of any such leases exceed 14 (fourteen) months.

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4.2           Rental Collections and Lease Enforcement:

(a)          To collect rents and all other revenues due or to become due Owner and to give receipts there for; in the ordinary course of business, to terminate tenancies of all types and to sign and serve in the name of Owner such termination notices as are appropriate; to evict tenants and recover possession of apartment units, the Property or any part thereof; to sue for in the name of the Owner or Manager, and recover such rents and other sums due; and when expedient, to settle, compromise and release such actions or suits or reinstate such tenancies. If permitted by applicable law, Manager may collect for Owner's account from tenants any or all of the following: an administrative charge for late payment of rent, a charge for returned or non-negotiable checks, a credit report fee, and an administrative charge.

(b)          Manager is authorized to sign and serve such notices as Manager deems necessary for lease enforcement, including the collection of rent or other income. Manager is authorized, when expedient, to settle, compromise, and release such legal actions or suits or reinstate such tenancies. Any settlement of claims against Owner, Manager or the Property shall not exceed $1,000 without prior written approval by Owner. Attorneys’ fees, filing fees, court costs, and other necessary expenses incurred in connection with such actions and not recovered from tenants shall be paid out of the operating account or reimbursed directly to Manager by Owner. Manager may select the attorney of its choice to handle such litigation.

4.3           Purchase of Supplies: Manager shall have the authority and responsibility to purchase required supplies and materials, to the extent funds are available from the revenues of the Property, and to pay all bills, accounts and indebtedness relative thereto. Manager agrees to secure the prior approval of Owner on all expenditures in excess of $2,500.00 for any one item, except monthly or recurring operating charges, items approved in the Budget, and/or emergency repairs in excess of t11e maximum, if, in the opinion of the Manager, such repairs are necessary to protect and preserve the Property from damage or to maintain the services to the tenants as called for in their leases; and, in such event, Manager shall notify Owner as soon as possible.

4.4           Employees: To hire, supervise, direct and discharge all employees and/or independent contractors required for the operation, management and maintenance of the Property, and to make all payments for the same, including bonuses, pension plan, health plan, etc., from Owner’s funds. All employees shall be deemed to be employees of Manager. Should employees be covered by Manager’s Workers Compensation policy, Owner shall reimburse Manager for said coverage on a monthly basis. Reports of withholding, social security and all other payroll taxes shall be made by Manager under Manager’s account number. Owner agrees to reimburse Manager for such expenses on a monthly basis.

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4.5           Service Contracts: To make contracts for the supply of electricity, gas, fuel, water, sanitary sewer, telephone, janitorial services, trash removal and such other services as Manager shall deem advisable in the name of Owner or in the name of the Property. All utility deposits shall be Owner’s responsibility, except that Manager may pay such deposits from the operating account at Owner’s request. Manager is authorized on behalf of Owner, to open various trade accounts, in the name of Owner or in the name of the Property, and to negotiate or enter into contracts and agreements with suppliers, vendors, merchants, repairmen, professionals, contractors, sub-contractors, and the like, with Manager acting on behalf of the Property and/or Owner. All agreements, contracts, accounts and other debts opened or incurred for the benefit of the Property shall remain the agreement, account, debt and contract of the Property and Owner even after the expiration or termination of this Agreement, and Owner shall be and does hereby assume complete responsibility for such obligations incurred on its behalf. Owner hereby agrees to indemnify and hold Manager harmless from all suits, claims, levies, proceedings, actions and causes of action of any kind and of whatsoever nature, including, but not limited to, costs, litigation expenses and attorney's fees, (including attorney’s fees on appeal) arising from, growing out of, in connection with, or incidental to, the duties, responsibilities, authority and powers delegated to Manager herein and any agreement, contract, account or other debt incurred by Manager or Managers Affiliates or any related or affiliated third party providers for and on behalf of the Property and/or Owner. Manager must have owners’ written authorization to execute contracts that are not able to be terminated, without penalty, with 30 days’ notice.

4.6           Affiliations. All Contracts made with any Affiliate of Manager must be approved by Owner in writing, such approval not to be unreasonably withheld, conditioned or delayed, provided that it shall be deemed reasonable for Owner to withhold its approval to any Contract if such Contract shall not be at competitive market terms and rates and the amount charged there under is more than would be charged by an independent third party.

4.7           Loans, Taxes and Insurance: To the extent possible from the revenues generated by the Property and any additional amounts needed to be contributed by Owner, Manager is hereby instructed and authorized to (a) service all loans and mortgages on the Property, (b) pay all applicable real estate and personal property taxes, licenses and fees, (c) maintain payroll records and pay payroll taxes and make all necessary tax returns required by law, and (d) pay such insurance premiums as requested by Owner. Manager shall contract, in Owner’s name, with a professional real estate property tax consultant of the Owner's choice, to monitor the real estate tax assessments of the Property and the reasonableness thereof in comparison with the assessments of similar properties; consult with, and make recommendations to, Owner concerning the real estate tax assessments of the Property and, at the expense of Owner, authorize the designated real estate tax consultant to take such action with respect thereto as Owner may direct.

4.8           Maintenance:

(a)           Manager is authorized to make or cause to be made, through contracted services or otherwise, all ordinary repairs, replacements and alterations reasonably necessary (i) to preserve the Property in its present condition; (ii) for the operating efficiency of the Property; and (iii) to comply with lease requirements, governmental regulations, or insurance requirements. Manager is also authorized to decorate the Property and to purchase or rent, on Owner’s behalf, all equipment, tools, appliances, materials, supplies, uniforms, and other items necessary for the management, maintenance, or operation of the Property. Such maintenance and decorating expenses shall be paid out of the operating account. This section applies except where decorating and/or maintenance are at the tenant’s expense as stipulated in a lease.

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(b)           The expense to be incurred for any one item of maintenance, alteration, refurbishing, or repair shall not exceed the sum of $2,500.00, unless such expense is (i) specifically provided for in the annual budget; (ii) otherwise authorized by Owner; or (iii) incurred under such circumstances as Manager shall reasonably deem to be an Emergency. An “Emergency” shall be defined as a circumstance where repairs or other action is immediately necessary for the preservation and safety of the Property, to avoid the suspension of any essential service to the Property, to avoid danger to life or property, or to comply with federal, state or local laws.

4.9          Management Office. Owner shall provide adequate space on the Property for a management office. Owner shall pay all expenses related to such office, including, but not limited to, furnishings, equipment, postage, office supplies, utilities and telephone.

4.10        Apartment for On-Site Staff. If approved in the Budget, Owner shall provide suitable apartments on the Property for the use of an on-site manager, a resident janitor and their families, rent-free.

ARTICLE V

OBLIGATIONS OF OWNER

5.1          Indemnity:

(a)          Subject to the balance of the terms of this Section 5.1, the Owner agrees to indemnify and hold Manager and its officers, directors, members, managers and employees, harmless from all fines, suits, levies, proceedings, claims, actions or causes of action, of any kind and whatsoever nature, whether in contract, equity or in tort, including, but not limited to, court costs, litigation expenses and attorneys’ fees, (including attorneys’ fees upon appeal) arising from, growing out of, in connection with, or incidental to Manager's activities, operation, management or supervision of the Property in accordance with the terms of this Agreement. Maintenance of insurance by Owner or Manager as required by this Agreement shall not relieve Owner from its obligation to indemnify and hold Manager harmless.

(b)          Manager shall not be liable for any negligence, error in judgment or for any mistake of fact or of law, or for anything which it may do or refrain from doing hereinafter so long as it is acting in good faith and in accordance with applicable law. It is expressly understood and agreed that the indemnification provisions of sections 4.5 and 5.1 hereof shall survive the expiration or termination of this Agreement.

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(c)          Manager shall indemnify, defend and hold harmless Owner, and its members, partners, directors, officers, managers, employees, agents and Affiliates (each, an “Owner Indemnified Party”) from and against any and all claims, actions, suits, proceedings, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and disbursements (“Damages”) (including Damages relating to violations of environmental Legal Requirements), arising out or resulting from the acts or omissions of Manager and its directors, officers, employees, contractors, subcontractors and agents, which constitute gross negligence, fraud, malfeasance, breach of fiduciary duty, willful, reckless or criminal misconduct, a breach of this Agreement or any actions of Manager beyond the scope of the authority conferred upon Manager hereunder. Manager shall have the right to defend, and shall defend, at its expense and by counsel of its own choosing (subject to Owner’s approval of such counsel, not to be unreasonably withheld, conditioned or delayed), against any claim or liability to which the indemnity agreement set forth in this Section 5.1 would apply. Notwithstanding the foregoing, if (i) Manager has failed or refused to defend, indemnify and hold harmless Owner and any Owner Indemnified Party after written notice to Manager, (ii) an Event of Default exists on the part of Manager, (iii) Owner or any Owner Indemnified Party to be defended hereunder reasonably determines that a conflict of interest exists, or (iv) Owner reasonably determines that Manager is insufficiently liquid or creditworthy to adequately defend or pay the amount of any Damages when due, Owner, or such Owner Indemnified Party may, in its sole and absolute discretion, engage its own attorney and other professionals to defend or assist it with respect to such matters, and, at the option of Owner or such Owner Indemnified Party, its attorney shall control the resolution of such matters as to Owner. Manager shall not have the authority to settle any claim or liability as to Owner that is the subject of the indemnification agreement provided for in this Section 5.1 without first obtaining Owner’s prior written consent, such consent not to be unreasonably withheld. Manager or Owner, as applicable, shall regularly apprise the other of the status of all proceedings.

(d)          Manager assumes no liability whatsoever for any acts or omissions of Owner, any previous owners or managers of the Property. Manager shall have no liability for (i) any failure of or default by any tenant in the payment of any rent or other charges due Owner or in the performance of any obligations owed by any tenant to Owner pursuant to any lease or otherwise; or (ii) any acts or omissions of any tenant or third party with respect to the Property. Manager shall have no liability for any violations of environmental or other laws or regulations with respect to the Property, unless the same are due to the gross negligence or willful misconduct of Manager and first arise during the term of this Agreement. Manager shall notify Owner in writing of any regulatory violations or hazards discovered by Manager, and Owner shall promptly cure them.

(e)          Manager does not assume and shall have no liability for compliance of the Property or any improvement thereon or any equipment therein with the requirements of any building codes or with any applicable statute, ordinance, law or regulation of any governmental body or of any public authority or official thereof, except to notify Owner promptly and forward to Owner any complaints, warnings, notices, or summons received by Manager relating to such matters. Owner authorizes Manager to disclose the ownership of the Property to any such officials. Owner agrees to allow Manager to maintain the Property in compliance with applicable law, and Owner shall budget adequate amounts therefor.

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5.2           Property Shortfall: In the event that the Property does not generate sufficient revenues to pay the expenses of the operations and management of the Property, Owner may remit to Manager, upon demand, sufficient funds to meet the obligations as outlined by the terms of this Agreement, but Owner shall not be required to do so. Under no circumstances shall Manager be required to advance monies on behalf of Owner.

5.3           Notification of Actions: Manager agrees to inform Owner promptly of any claims, fines, suits, proceedings, actions or causes of action of which Manager has notice.

5.4           Equal Opportunity/Fair Housing: Owner acknowledges that Manager is an Equal Opportunity Employer and that Manager must also abide by all fair housing laws, statutes, ordinances and regulations. Owner shall not request or require Manager to do anything contrary to or in contravention of any Equal Opportunity or Fair Housing Law, statute, ordinance or regulation.

5.5           Owner’s Insurance: Owner, at Owner’s expense, shall at all times during the term of this Agreement, carry and maintain the following insurance coverage for the protection of Owner and Manager. Owner shall furnish Manager with certificates or duplicates of such insurance policy or policies, which policies shall be issued by companies qualified and authorized to do business within the State in which the Property is situated.

(a)          Commercial General Liability Coverage: Owner shall purchase and maintain at all times during the term of this Agreement a commercial general liability policy covering general liability risks and exposures, including, but not limited to, the Property and its operations, bodily injury, personal injury, and the use of owned, non-owned, or hired automobiles. The limits of such policy shall be at least $1,000,000 per occurrence and $2,000,000 aggregate for bodily injury, personal injury, and property damage. Such policies shall include Manager as an additional insured.

(b)          Property Insurance: Owner, at Owner’s expense, at all times during the term of this Agreement, shall carry property insurance against physical damage to the Property (e.g., causes of loss - special form coverage, boiler and machinery, etc.) in such amounts as it deems appropriate. Owner shall carry property insurance on the Property at full replacement cost, with at least one (1) year of rent loss insurance.

(c)          Renewal and Adjustment. Owner shall assume responsibility for the replacement and renewal of all such policies, shall make such changes as Owner deems appropriate in connection therewith, and shall supervise the adjustment of any and all losses or claims under such coverage. Manager shall have no obligation to insure the Property or any of its operations for any loss, claim or action, or secure any type of fire or extended coverage.

(d)          Evidence of Insurance. Owner agrees to furnish Manager with certificates evidencing all required insurance within ten (10) days of the execution of this Agreement, and thereafter at least thirty (30) days prior to the expiration of the applicable certificates. All insurance policies required hereunder shall provide that notice of default or cancellation shall be sent to Manager as well as Owner and shall require a minimum of thirty (30) days’ written notice to Manager before any cancellation of or changes to said policies.

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(e)          Failure to Carry Insurance. If Owner fails to carry the insurance required hereunder or to provide Manager with the required certificates, Manager may, but shall not be obligated to, acquire such insurance. If Manager carries such insurance under its master policy. Owner understands and agrees that Manager is not an insurance agent, and will provide such coverage without any representations or warranties whatsoever, including, without limitation (i) whether any information describing coverage in place is accurate or complete, (ii) whether the coverage in place is adequate, or (iii) whether the insurance companies providing such coverage are financially sound. In the event Manager obtains the insurance on the Property, Owner shall pay all costs thereof attributable to the Property, including without limitation any uninsured claims or deductibles that may apply. Manager may charge the cost all of the foregoing costs to the operating account.

(f)          Fidelity Coverage: If requested, Manager shall secure one or more fidelity bonds in a reasonable amount to be set by agreement between Owner and Manager, said bonds to be written for coverage of employees who customarily come in contact with rental and other funds generated by the Property. The cost of such coverage shall be paid from Owner’s funds.

5.6          Manager’s Insurance. Manager shall, at the expense of Manager, maintain in full force and effect insurance policies with respect to the employees of Manager in form reasonably satisfactory to Owner and issued by insurance companies having an A.M. Best General Policyholder's Service rating of not less than "A-,VIII" which are licensed in the state in which the Property is located and which are otherwise reasonably satisfactory to Owner. Such policies shall provide the following coverage:

(a)          Worker’s compensation and employer’s liability insurance subject to the statutory limits of the state in which the Property is located. Manager shall provide Owner with a certificate evidencing such coverage.

(b)          Comprehensive automobile liability insurance covering owned, non-owned, and hired vehicles in an amount not less than $1,000,000 combined single limit for bodily injury and property damage. Such requirements may be satisfied by layering of comprehensive automobile liability, umbrella and excess liability policies.

(c)          Fidelity bond and computer crime insurance with an annual limit of a minimum of

$1,000,000 for each director, officer, employee or agent of Manager associated with the management of the Property including the handling of receipts and disbursements.

(d)          Commercial general and umbrella liability insurance, written on an occurrence basis, in an amount not less than $1,000,000 and $10,000,000, respectively. Such umbrella liability insurance shall apply in excess of the commercial general liability insurance and the insurance required in Owners Insurance obligations.

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(e)             Professional liability insurance with an annual limit of not less than $1,000,000 per occurrence and in the aggregate with an extended period of indemnity. Such insurance policy shall survive the termination or expiration of this Agreement for a minimum period of two (2) years following the expiration or termination of this Agreement.

5.7           Waiver of Subrogation. Anything in this Agreement to the contrary notwithstanding, the parties each hereby waives any and all rights of recovery, claim, action or cause of action against the other for any loss or damage that may occur to the Property any improvements thereto, or any personal property of the parties, arising from any cause that (a) would be insured against under the terms of any property insurance required to be carried hereunder; or (b) is insured against under the terms of any property insurance actually carried, regardless of whether the same is required hereunder. The foregoing waiver shall apply regardless of the cause or origin of such claim, including but not limited to the negligence of a party, or such party’s agents, officers, employees or contractors.

ARTICLE VI

COMPENSATION

6.1           Management Fee: In consideration for the services to be rendered to Owner by Manager under this Agreement, Owner agrees to pay to Manager a sum equal to three percent (3.0%) of the gross revenues from the Property actually collected, which sum shall be deducted by Manager monthly from rental or other receipts (the “Management Fee(s)”). Gross revenues shall be defined to include any and all revenues generated by the Property and collected by Manager, but excluding (i) any payments received as security deposits until such funds are actually applied in lieu of unpaid rent, (ii) any funds received in the nature of real estate tax refunds, (iii) any condemnation or insurance proceeds, except for rent loss insurance, (iv) any proceeds arising out of the awards, settlement or any other disposition of a lawsuit or legal proceeds remaining after accounting for all costs and expenses, including legal fees, in obtaining such proceeds (other than rent) and (v) all proceeds of any sale or financing of the Property or any portion thereof.

6.2           Sales Tax: In the event that a sales tax is imposed on the payment and receipt of Management Fees and/or real estate commissions, then Owner shall be responsible to pay such sales tax. Manager is authorized to pay any sales tax imposed upon Management Fees and/or real estate commissions out of the bank account of the Property. In the event that funds in the bank account are not sufficient to pay the tax, Owner shall pay to Manager, upon notice from Manager, an amount sufficient to cover the payment of the sales tax.

6.3           Additional Compensation: Owner and Manager agree that Manager shall be entitled to additional compensation in the event of major remodeling, rehabilitation work, and repairs necessitated by reason of damage by fire, hurricane, tornado, flood wind, or other natural disasters, which compensation shall be in addition to the Management Fees described in Section 6.1 and be equal to five percent (5%) of the total cost of such work; provided that Manager is engaged by Owner to provide supervisory services in connection with the completion of work as described in this Section.

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6.4          Expenses: Should Manager advance funds for and on behalf of the Owner and/or the Property, or incur out-of-pocket expenses for and on behalf of the Property, in furtherance of its duties set forth in this Agreement, Manager shall be reimbursed for such amounts monthly at the same time Manager is to be paid Management Fees. If Manager elects, in Manager’s sole discretion, to advance any money in connection with the Property to pay any expenses for Owner, such advance shall be considered a loan subject to repayment with interest, and Owner hereby agrees to reimburse Manager, including interest as provided in Section 7.7, and hereby authorizes Manager to deduct such amounts from the operating account.

6.5         Owner Responsible for All Expenses of Litigation:

(a)          Owner shall pay all expenses incurred by Manager, including, but not limited to, reasonable attorneys’ fees, litigation expenses, court costs and Manager’s other costs and time, and any liability, fines, penalties or the like, in connection with any claim proceeding, or suit involving an alleged violation by Manager or Owner, or both, of any law pertaining to fair employment, fair credit reporting, environmental protection, rent control, taxes, or fair housing, including, but not limited to, any law prohibiting or making illegal discrimination on the basis of race, sex, creed, color, religion, national origin, or mental or physical handicap; provided, however, that Owner shall not be responsible to Manager for any such expenses in the event Manager is finally adjudged to have personally, and not in a representative capacity, violated any such law. Nothing contained in this Agreement shall obligate Manager to employ legal counsel to represent Owner in any such proceeding or suit.

(b)          Owner shall pay reasonable expenses incurred by Manager in obtaining legal advice regarding compliance with any law affecting the Property or other matters related to the Property. If such expenditure also benefits others for whom Manager in this Agreement acts in a similar capacity, Owner agrees to pay an apportioned amount of such expense.

ARTICLE VII

MISCELLANEOUS

7.1           Applicable Law: This Agreement shall be construed under and in accordance with the laws of the State of Tennessee, the place of its making. All monies or sums due Manager shall be due and payable to Manager at its office in Nashville, Tennessee.

7.2           Binding Agreement/Successors: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

7.3           Legal Construction: In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable, in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

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7.4          Prior Agreement Superseded: This Agreement contains the sole and only agreement between Manager and Owner and it supersedes any prior understandings or agreements, whether written or oral, between the parties respecting the written subject matter hereof.

7.5          Attorney’s Fees: If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees from the other party.

7.6          Counterparts: This Agreement may be executed concurrently in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.7          Interest: Any sums due Manager under any provision of this Agreement, and not paid within thirty (30) days after such sums become due, shall bear interest at the rate of twelve percent (12%) per annum.

7.8          Notices: Any notices, demands, consents, and reports necessary or provided for under this Agreement shall be in writing and shall be addressed as follows, or at such other address as Owner and Manager individually may specify hereafter in writing.

Manager:	Brookside Properties, Inc.
2002 Richard Jones Road, Suite 200C
Nashville, Tennessee 37215
Attn: William M. Warfield

Owner:	Villas Partners, LLC
5955 Carnegie Blvd, Ste 145
Charlotte, NC 28209

Such notice or other communication may be personally delivered, mailed by United States, certified mail, return receipt requested, or sent by commercial overnight courier such as Federal Express or UPS. For purposes of this Agreement, notices shall be deemed to have been “given” or “delivered” (a) upon personal delivery thereof; (b) forty-eight (48) hours after having been deposited in the United States mail; or (c) on the date delivered by overnight courier.

7.9           Liability of Manager: It is expressly understood and agreed that any judgment resulting from any default or other claim arising against Manager under this Agreement shall be satisfied only out of the assets of Manager and the proceeds of any insurance carried by Manager, and that Owner shall have no claim against any agents, employees, officers, directors, shareholders or beneficiaries of Manager, nor any of the heirs, successors, authorized representatives or attorneys of any of such parties.

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ARTICLE VIII

TERMINATION

8.1          Termination. This Agreement may be terminated as follows:

(a)          Without Cause. Either Owner or Manager may terminate this Agreement, at any time, upon thirty (30) days written notice to the other with or without cause stating therein the effective date of termination. Upon termination, there shall be no obligation to pay Manager any amount other than Management Fees payable through and including the effective date of termination set forth in such notice and any other expenses incurred or advances made in accordance with this Agreement

(b)          Breach of Agreement - Thirty (30) days after the receipt of notice by either party to the other specifying in detail a material breach of this Agreement, if such breach has not been cured within said thirty (30) day period; or if such breach is of a nature that cannot be cured within said thirty (30) day period but can be cured within a reasonable time thereafter, if efforts to cure such breach have not commenced or are not proceeding and being continued diligently both during and after such thirty (30) day period. The breach of any obligation of either party to pay any monies to the other party under the terms of this Agreement shall be deemed to be curable within thirty (30) days.

(c)          Failure to Act - In the event that (i) Owner does not maintain any required insurance without any lapse; or (ii) it is alleged or charged that the Property, or any portion thereof, or any act or failure to act by Owner, fails to comply with any law or regulation, or any order or ruling of any public authority, and Manager, in its sole discretion, considers that the action or position of Owner or its representatives with respect thereto may result in damage or liability to Manager or disciplinary proceeding with respect to Manager’s license, Manager shall have the right to terminate this Agreement by written notice to Owner, which termination shall be effective upon the service of such notice.

(d)          Excessive Damage - Upon the destruction of or substantial damage to the Property by any cause, or the taking of all or a substantial portion of the Property by eminent domain, in either case making it impossible or impracticable to continue operation of the Property.

(e)          Inadequate Insurance - If Manager deems that the insurance obtained by Owner pursuant Section 5.5 is not reasonably satisfactory to protect Manager’s interests under this Agreement, and if Owner and Manager cannot agree as to adequate insurance, Manager shall have the right to terminate this Agreement by written notice to Owner, which termination shall be effective upon the service of such notice.

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8.2           Termination Compensation: If Manager terminates this Agreement for a breach by Owner under Section 8.l (b) or pursuant to the provisions of Sections 8.l(c) or 8.l (e), then in any such event, Owner shall be obligated to pay Manager as liquidated damages an amount equal to the Management Fee earned by Manager for the calendar month immediately preceding the month in which the notice of termination is given to Manager or to Owner, multiplied by the number of months and/or portions thereof remaining from the termination date until the end of the Term Year in which the termination occurred. Such damages, plus any amounts accruing to Manager prior to such termination, shall be due and payable upon termination of this Agreement. To the extent that funds are available, Manager may deduct sums from the Operation Account. Any amount due in excess of the funds available from the Operating Account shall be paid by Owner to Manager upon demand.

8.3           Sale of Property: If Owner sells the Property during the term of this Agreement to a bona fide third party, this Agreement shall terminate on the date ownership is transferred. Upon any such termination, and in addition to any Management Fees accrued up to the termination date, Manager shall be paid a termination fee equal to one (1) month’s Management Fee (based on the last full month prior to the termination date). The termination fee shall be paid to Manager no later than the termination date.

ARTICLE IX

ALTERNATE DISPUTE RESOLUTION

9.1.          Mediation and Arbitration: Owner and Manager agree that any matters of unresolved conflict arising under or related to this Agreement shall be submitted to mediation and, if necessary, to binding arbitration.

9.2           Mediation:

(a)           Mediation shall be administered by the American Arbitration Association under its Commercial Mediation Procedures (or by any other person or association and in accordance with any rules, as acceptable to the dispute parties) before resorting to arbitration, litigation, or some other dispute resolution procedure.

(b)          A dispute party may commence mediation by providing the other dispute party or parties a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate in selecting a mediator and in scheduling the mediation proceedings and will share equally in its costs. The parties covenant that they will participate in the mediation in good faith. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

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9.3          Arbitration:

(a)          Any dispute party may initiate binding arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or 45 days after the date of filing the written request for mediation, whichever occurs first. Arbitration shall be administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules (or by any other person or association and in accordance with any rules, acceptable to the dispute parties). The arbitrator may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys' fees of the prevailing party. The determination or award of the arbitrator(s) shall be final and binding on the parties to the dispute and may be entered in a Court of appropriate and competent jurisdiction for enforcement.

(b)          The mediation may continue after the commencement of arbitration if the parties so desire. Unless otherwise agreed by the parties, the mediator shall be disqualified from serving as arbitrator in the case.

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The undersigned being duly authorized execute and enter into this Agreement on the date first above written effective as of the Effective Date.

OWNER:

VILLAS PARTNERS, LLC, a Delaware
limited liability company

By:	Oak Crest Villas JV, LLC, a Delaware limited liability company, its sole member

	By:	Madison Oak Crest, LLC, a Delaware limited liability company, its manager

		By:	/s/ Ryan L. Hanks
Ryan L. Hanks, Manager

MANAGER:

BROOKSIDE PROPERTIES, INC.

By:	/s/ William M. Warfield
Name: William M. Warfield
Title: Member

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EXHIBIT A

MONTHLY REPORTS

1.          Balance Sheet, including monthly comparison and comparison to year end (if applicable).

2.          Budget Comparison (1), including month-to-date and year-to-date variances.

3.          Detailed Income Statement, including prior 12 months.

4.          Profit and loss statement compared to Budget with narrative for any large fluctuations compared to Budget.

5.          Trial Balance that includes mapping of the accounts to the financial statements.

6.          Account reconciliations for each balance sheet account within the trial balance.

7.          Detailed support for each account reconciliation including the following:

a.        Detail Accounts Payable Aging Listing: 0-30 days, 31-60 days, 61-90 days and over 90 days.

b.        Detail Accounts Receivable/Delinquency Aging Report: 0-30 days, 31-60 days, 61-90 days, over 90 days and prepayments.

c.        Fixed asset roll-forward and support (invoices and checks) for any new acquisition/additions and/or support for any disposals to fixed assets. Purchases will be accounted for using Bluerock’s capitalization policy.

8.          Security Deposit Activity

9.          Mortgage Statement

10.         Monthly Management Fee Calculation

11.         Monthly Distribution Calculation

12.         General Ledger, with description and balance detail

13.         Monthly Check Register including copies of all checks disbursed and copies of cancelled checks.

14.         Market Survey, including property comparison, trends, and concessions.

15.         Rent Roll

16.         Monthly Reporting and evidence of withdrawal, if any, of the Property Enhancement Reserves, and any other operating reserve accounts and capital expense reserve accounts, including, but not limited to, any calculations evidencing shortfalls payable thereunder.

17.         Variance Report, including the following:

a.           Cap Ex Summary and Commentary

b.           Monthly Income/Expense Variance with notes

c.           Yearly Income/Expense Variance with notes

d.           Occupancy Commentary

e.           Market/Competition Commentary

f.            Rent Movement/Concessions Commentary

g.           Crime Commentary

h.           Staffing Commentary

i.            Operating Summary, with leasing and traffic reporting

J.           Other reasonable reporting, as requested (e.g. Renovation/Rehab report)

(1) Budget Comparison shall include (i) an unaudited income and expense statement showing the results of operation of the Property for the preceding calendar month and the Fiscal Year to-date; (ii) a comparison of monthly line item actual income and expenses with the monthly line item income and expenses projected in the Budget. The balance sheet will show the cash balances for reserves and operating accounts as of the cut-off date for such month.